Exhibit 99.2

Prime Number Acquisition I Corp. Announces Extension of the Deadline for an Initial Business Combination

Manhasset, New York, August 16, 2023 (GLOBE NEWSWIRE) -- Prime Number Acquisition I Corp. (the “Company” or “PNAC”) (Nasdaq: PNAC), a special purpose acquisition company, today announced that, in order to extend the date by which the Company mush complete its initial business combination from August 17, 2023 to September 17, 2023, noco-noco Inc., the sponsor of the Company, has deposited into its trust account (the “Trust Account”) an aggregate of $125,000 (the “Monthly Extension Payment”).

The payment for such Monthly Extension Fee was made by noco-noco Pte. Ltd., a Singapore private company limited by share (“noco-noco”), a party to the business combination agreement (the “Business Combination Agreement”) entered between the Company and certain other entities on December 29, 2022, as the designee of the sponsors of the Company.

Pursuant to the Company’s certificate of amendment to the amended & restated Certificate of Incorporation (“Current Charter”), effectively May 17, 2023, the Company may extend on monthly basis from May 17, 2023 until November 17, 2023 or such an earlier date as may be determined by its board to complete a business combination by depositing the Monthly Extension Payment for each month into the Trust Account. This is the fourth of six monthly extensions of the Company.

As previously disclosed, on December 29, 2022, the Company entered into the Business Combination Agreement (as it may be amended, supplemented, or otherwise modified from time to time) with noco-noco, Prime Number Merger Sub Inc. (“Merger Sub”), Delaware corporation established for the purpose to become a wholly-owned subsidiary of a newly incorporated exempted Cayman Islands company (“PubCo”), and certain shareholders of noco-noco collectively holding a controlling interest. Prime Number Holding Limited, formed as the PubCo on December 28, 2022, and Prime Number New Sub Pte. Ltd., formed as New SubCo on January 25, 2023, joined as parties to the Business Combination Agreement on February 3, 2023.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Prime Number Acquisition I Corp.

Prime Number Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with one or more businesses or entities, provided that it will not undertake its initial business combination with any entity being based in or having the majority of the company’s operations in China (including Hong Kong and Macau). None of its founders or the Company is affiliated with Prime Number Capital LLC, an underwriter for the Company’s initial public offering (the “IPO”).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s Annual Report on Form 10-K filed on April 3, 2023 and the proxy statement/prospectus on Form F-4 (File No. 333- 271994) filed public on May 17, 2023 and declared effective by the SEC on July 25, 2023 (together with such subsequent amendments thereto, if any, the “F-4”) by the PubCo with the Securities and Exchange Commission (“SEC”). Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters' over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Additional Information and Where to Find It

This press release does not contain all the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. PNAC’s stockholders and other interested persons are advised to read the F-4 and the amendments thereto and other documents filed in connection with the Business Combination, as these materials will contain important information about noco-noco, PNAC, PubCo and the Business Combination. The proxy statement/prospectus and other relevant materials for the Business Combination have been mailed to stockholders of PNAC as of the record date of July 13, 2023 to be established for voting on the Business Combination. Such stockholders are also able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC, without charge, at the SEC’s website at www.sec.gov, or by directing a request to PNAC at its principal executive offices at c/o 1129 Northern Blvd, Suite 404, Manhasset, NY 11030, United States.

Contact Information:

Prime Number Capital, LLC

Ms. Xiaoyan Jiang, Chairwoman

Email：xj@pncps.com

Phone: 516-582-9666